Exhibit 99.1

For more information, contact:
Andy Craig, 512-773-6654
andy.craig@golfsmith.com

GOLFSMITH REPORTS FISCAL 2004 SECOND QUARTER, HALF-YEAR RESULTS

Multi-Channel Strategy, New Stores, Customer Service Drive Revenues

     AUSTIN, August 12, 2004 – Multi-channel retailer Golfsmith International Holdings, Inc., reported results for its second quarter and first six months of fiscal 2004, which ended July 3, 2004. For the first six months of fiscal 2004, Golfsmith increased net revenues 30 percent to $162.7 million compared with the same period of the prior year, grew same-store sales 8.7 percent year over year, added four stores and entered into several business relationships to give shoppers a one-stop golf experience in its stores.

     “We accomplished a great deal in the first six months of fiscal 2004,” said Jim Thompson, president and chief executive officer of Golfsmith, a portfolio company of First Atlantic Capital, Ltd. “We will press forward with our plans for building the Golfsmith brand, opening two to four more stores this year and executing our multi-channel retail strategy.”

Financial Highlights

For the second quarter of fiscal 2004, Golfsmith reported:

•	Net revenues of $96.9 million, compared with net revenues of $79.3 million in the second quarter of fiscal 2003.

•	Operating income of $6.4 million, compared with operating income of $6.5 million in the second quarter of fiscal 2003.

•	Net income of $2.3 million, compared with net income of $2.2 million in the second quarter of fiscal 2003.

•	Same-store sales, defined as sales from stores opened for more than 13 months, increased 0.7 percent year over year, compared with an increase of 8.4 percent in the second quarter of fiscal 2003.

For the first six months of fiscal 2004, Golfsmith reported:

•	Net revenues of $162.7 million, compared with net revenues of $125.1 million for the first six months of fiscal 2003.

•	Operating income of $8.9 million, compared with operating income of $7.1 million for the first six months of fiscal 2003.

•	Net income of $2.1 million, compared with net income of $1.0 million for the first six months of fiscal 2003.

•	Same-store sales increased 8.7 percent year over year, compared with an increase of 4.4 percent for the first six months of fiscal 2003.

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Golfsmith Second Quarter/Add One

Recent Highlights

•	Strikes Hot Stix Relationship – As part of its experiential retail initiative – which makes store visits interactive – Golfsmith signed an agreement in May 2004 with precision club fitter Hot Stix Technologies, LLC, an affiliate of Hot Stix Golf and a provider of club fitting and testing on the PGA Tour. Over the next five years, the companies expect to deploy the Hot Stix Technologies automated system in the hitting bays of 45 Golfsmith stores in major golf markets such as Austin, Los Angeles, New York and Phoenix. The proprietary software behind the Hot Stix precision club fitting system gathers data on a customer’s swing, cross-references it with independent research on the industry’s best golf clubs and generates a precise recommendation on golf clubs for the customer’s swing.

•	Introduces Women’s Golf Catalog and Website – In July, the company continued its drive into the women’s golf market with the unveiling of Drive – a golf retail catalog with content, layout and products designed specifically for the estimated 5.8 million women golfers in the United States. LPGA Tour star Natalie Gulbis signed on to serve as the official spokesperson for Golfsmith’s push into the women’s golf market. The multi-channel retailer also launched a new Web site, http://www.drive.golfsmith.com/, and an
800-number (800-815-4766) that enables women golfers to shop 24 hours a day, seven days a week.

About Golfsmith
Golfsmith International Holdings, Inc., is a multi-channel retailer of golf equipment, merchandise and training curriculum for consumers and golf clubmaking businesses. With more than 1,100 employees worldwide, Austin-based Golfsmith today operates 42 retail superstores throughout the United States, distributes the Golfsmith clubmaker and accessories catalogs, and runs an online store at www.golfsmith.com. Through each channel, the company offers consumers a wide range of pro-line equipment and apparel, as well as Golfsmith’s proprietary brands. Since its inception in 1967, Golfsmith has designed and marketed golf clubs, golf club components and accessories, which today are sold under the following proprietary brands: Lynx®, Zevo®, Snake Eyes®, Golfsmith® and Killer Bee®. Golfsmith also conducts year-round training programs for clubmakers and hosts the Harvey Penick Golf Academy, which has taught Mr. Penick’s renowned golf techniques to more than 17,000 golfers. The company also operates wholly owned distribution centers in the United Kingdom and Canada, and it works with distributors in Italy and Japan. Golfsmith reported fiscal 2003 net revenues of $257.7 million. First Atlantic Capital, Ltd., is the majority stockholder of Golfsmith.

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Golfsmith Second Quarter/Add Two

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store retrofits and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the introduction of new product offerings, store opening costs, our ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the factors described in Golfsmith’s annual report on Form 10-K filed with the Securities and Exchange Commission.

We believe our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

- TABLES ATTACHED -

Golfsmith International Holdings, Inc.
Consolidated Balance Sheets

	July 3, 2004	January 3, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,456,342	$2,928,109
Receivables, net of allowances	4,645,442	2,689,815
Inventories, net of reserves	60,469,679	51,212,544
Deferred tax assets	1,437,922	1,437,922
Prepaids and other current assets	3,668,488	1,845,546

Total current assets	75,677,873	60,113,936
Net property and equipment	38,943,747	38,082,377
Goodwill	42,054,180	42,035,545
Tradename	11,158,000	11,158,000
Trademarks	15,459,038	15,459,038
Customer database, net of accumulated amortization	2,738,249	2,927,094
Deferred tax assets	2,724,174	2,724,174
Debt issuance costs, net of accumulated amortization	6,293,519	6,770,216
Other long-term assets	56,333	56,333

Total assets	$195,105,113	$179,326,713
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,924,543	$23,604,647
Accrued expenses and other current liabilities	16,276,678	16,762,870
Line of credit	—	1,417,039

Total current liabilities	54,201,221	41,784,556
Long-term debt	78,607,292	77,482,469
Deferred rent	1,217,832	1,083,511

Total liabilities	134,026,345	120,350,536
Stockholders’ equity	61,078,768	58,976,177

Total liabilities and stockholders’ equity	$195,105,113	$179,326,713

Golfsmith International Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Six Months Ended		Three Months Ended
	July 3,	June 28,	July 3,	June 28,
	2004	2003	2004	2003
Net revenues	$162,725,773	$125,086,226	$96,943,734	$79,256,107
Cost of products sold	106,376,412	84,424,961	63,569,555	53,452,618

Gross profit	56,349,361	40,661,265	33,374,179	25,803,489
Selling, general and administrative	47,071,670	33,439,639	26,903,777	19,180,801
Store pre-opening expenses	382,198	162,808	52,960	162,808

Total operating expenses	47,453,868	33,602,447	26,956,737	19,343,609

Operating income	8,895,493	7,058,818	6,417,442	6,459,880
Interest expense	(5,596,567)	(5,451,022)	(2,801,162)	(2,812,526)
Interest income	4,525	21,627	3,794	14,150
Other income	27,749	47,591	25,315	41,898
Other expense	(46,173)	(4,043)	(33,006)	(1,709)

Income before income taxes	3,285,027	1,672,971	3,612,383	3,701,693
Income tax expense	(1,222,794)	(669,160)	(1,347,189)	(1,480,479)

Net income	$2,062,233	$1,003,811	$2,265,194	$2,221,214

Golfsmith International Holdings, Inc.
Media Contact or Other Inquiries:
Andy Craig, 512-773-6654
andy.craig@golfsmith.com,
or
Melanie Engerski, 512-794-9147
engerski@swbell.net